EXHIBIT 10.21
January 29, 2008
Frank Sillman
Dear Frank:
     This letter amends your Employment Agreement with IndyMac Bank, F.S.B. (“Employer”) dated as of July 1, 2006 (your “Employment Agreement”).
Section 4.1 of your Employment Agreement is amended and restated as follows:
     4.1 Base Salary. Employer shall pay to Employee a base salary at the annual rate set forth in Appendix A. Employee’s base salary shall be payable in equal monthly or more frequent installments as are customary under Employer’s payroll practices from time to time. Employer may, in its sole discretion, increase Employee’s base salary during the term of this Agreement, but Employer will not decrease Employee’s base salary below the amount set forth in Appendix A. Notwithstanding the foregoing, effective March 1, 2008 and until otherwise determined by Employer, Employee’s base salary shall be $475,000, which reflects a five percent (5%) decrease from Employee’s base salary in effect on January 29, 2008.
Section 4.2 of your Employment Agreement is amended and restated as follows:
     4.2 Cash Incentive Compensation. During the term of this Agreement, Employee will be eligible to receive annual or quarterly cash bonuses, based upon performance criteria established from time to time by the Board of Directors of Employer, a committee of the Board, or its authorized delegate, in its sole discretion, and administered pursuant to Employer’s Senior Manager Cash Incentive Plan policy, or other such policy or program covering Employee at the time the performance criteria are established. The initial performance criteria relating to Employee’s cash incentive awards outstanding as of the Effective Time are set forth in Appendix B, but may be changed by Employer from time to time pursuant to such policy. Unless otherwise determined by Employer, any annual or quarterly bonus shall be prorated to the extent that Employee is employed for less than the full bonus period. Notwithstanding the foregoing, for fiscal year 2008, Employee’s cash incentive compensation shall be an amount equal to seventy-five percent (75%) of annualized cash incentive payments made to Employee for fiscal year 2007 (i.e., payments made after March 31, 2007 and prior to March 31, 2008).
Section 4.3 of your Employment Agreement is amended by renaming such section “Long-Term Incentive Compensation.” All references to the term “equity incentive” in your Employment Agreement shall be replaced with the term “long-term incentive.” Section 4.3 is further amended by adding the following sentence to the end of such section:
     Special Senior Manager Option Award. Notwithstanding the foregoing and if approved by the Board of Directors Management Development & Compensation Committee, in fiscal year 2008, Employee shall receive a stock option to purchase 65,000 shares of IndyMac Bancorp, Inc. common stock (the “2008 Option”), or the equivalent value per GAAP. The 2008 Option shall be granted under, and pursuant to the terms and conditions of, the Indymac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated, and shall have an exercise price equal to the Fair Market Value (as defined in such plan) of a share of IndyMac Bancorp, Inc. common stock on the date of grant.

Section 5.1.3 of your Employment Agreement is amended by adding the following new subsection (vi):
     (vi) Employee’s failure to comply with Employer’s policies and internal regulations related to internal controls and risk tolerance, including Employee’s inability to cure such failure to Employer’s reasonable satisfaction within 90 days following Employer’s delivery to Employee of a written demand for substantial performance which specifically identifies the manner in which Employer believes that Employee has failed to comply with such policies and internal regulations.
All of the other terms of your Employment Agreement that are not amended by this letter shall remain in full force and effect.
Please sign this letter to confirm your agreement with the amendment and the terms described herein and return it to Jennifer Pikoos, FVP Compensation & Benefits.

Acknowledged and Agreed to By:

/s/ Jim Barbour	Signature:	/s/ Frank Sillman

IndyMac Bank, F.S.B.		Frank Sillman
Date: 2/8/08